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                                                                     EXHIBIT (L)

                       [KIRKPATRICK & LOCKHART LETTERHEAD]

                                                                   June 22, 2004

Eaton Vance Floating-Rate Income Trust
255 State Street
Boston, MA 02109

Dear Sirs:

This opinion is furnished in connection with the registration by Eaton Vance Floating-Rate Income Trust, a business trust organized under the laws of the Commonwealth of Massachusetts ("Trust"), of 39,000,000 of shares of beneficial interest, per value of $.01 per share ("Shares"), under the Securities Act of 1933, as amended, pursuant to a registration statement on form N-2 (File No. 333-115087), as amended ("Registration Statement"), in the amounts set forth under "Amount Being Registered" on the facing page of the Registration Statement.

As counsel for the Trust, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Agreement and Declaration of Trust of the Trust, the By-Laws of the Trust, and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable (except as described in the Registration Statement) shares of beneficial interest of the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                                               Very truly yours,

                                               /s/Kirkpatrick & Lockhart LLP
                                               -----------------------------
                                               Kirkpatrick & Lockhart LLP